Exhibit 4.12

CERTIFICATE OF TRUST

OF

ACTUANT CORPORATION CAPITAL TRUST I

This Certificate of Trust of Actuant Corporation Capital Trust I (the “Trust”), dated July 12, 2005, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §§ 3801 et seq.).

1. Name. The name of the statutory trust being formed hereby is Actuant Corporation Capital Trust I.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows:

Wilmington Trust Company

Corporate Trustee Administration Department

1100 North Market Street

Rodney Square North

Wilmington, Delaware 19890

3. Effective Date. This Certificate of Trust shall be effective immediately upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Denise M. Geran
Name:	Denise M. Geran
Title:	Vice President

/s/ Robert C. Arzbaecher
Robert C. Arzbaecher, as Trustee

/s/ Terry Braatz
Terry Braatz, as Trustee

/s/ Andrew G. Lampereur
Andrew G. Lampereur, as Trustee